                                                USAir Group, Inc.
                                                   EXHIBIT 11
                                             COMPUTATION OF PRIMARY
                                      AND FULLY DILUTED EARNINGS PER SHARE

                                                   (unaudited)
                                     (in thousands except per share amounts)
                                                      Three Months Ended             Nine Months Ended
                                                         September 30,                 September 30,
                                                   ------------------------      ------------------------
                                                      1994          1993           1994            1993
                                                      ----          ----           ----            ----
Adjustments to Net Income (Loss)
================================
Income (loss) before accounting change             $(180,063)     $(177,629)     $(362,905)     $(232,827)
Preferred dividend requirement                       (19,513)       (19,179)       (58,068)       (54,495)
                                                    --------       --------       --------       --------
Net income (loss) applicable to common stock
  before accounting change                          (199,576)      (196,808)      (420,973)      (287,322)
Accounting change                                          -              -              -        (43,749)
                                                    --------       --------       --------       --------
Net income (loss) applicable to common stock
  and common stock equivalents used for
  primary computation                               (199,576)      (196,808)      (420,973)      (331,071)
Fully Diluted Adjustments
  Assume conversion of preferred stock                19,513         19,179         58,068         54,495
                                                    --------       --------       --------       --------
    Adjusted net income (loss) applicable to
      common stock assuming full dilution          $(180,063)     $(177,629)     $(362,905)     $(276,576)
                                                    ========       ========       ========       ========
Adjustments to Shares Outstanding
=================================
Average number of shares of common stock              60,062         59,068         59,654         53,682
Primary Adjustments
  Assume exercise of options and common
    stock equivalents  1)                                  -              -              -              -
      Total average number of common and            --------       --------       --------       --------
        common equivalent shares used for
        primary computation                           60,062         59,068         59,654         53,682
                                                    ========       ========       ========       ========
Average number of shares of common stock              60,062         59,068         59,654         53,682
Fully Diluted Adjustments  2)
  Assume exercise of options                               -            151             11            610
  Assume conversion of preferred stock                39,156         39,156         39,156         35,102
    Total average number of shares assumed to       --------       --------       --------       --------
      be outstanding after full conversion            99,218         98,375         98,821         89,394
                                                    ========       ========       ========       ========
Income (Loss) Per Share
=======================
Primary 1)
  Before accounting change                         $   (3.32)     $   (3.33)     $   (7.06)     $   (5.35)
  Effect of accounting change                              -              -              -          (0.82)
                                                    --------       --------       --------       --------
    Primary income (loss) per share                $   (3.32)     $   (3.33)     $   (7.06)     $   (6.17)
                                                    ========       ========       ========       ========
Fully diluted 2)
  Before accounting change                         $   (1.81)     $   (1.81)     $   (3.67)     $   (2.60)
  Effect of accounting change                              -              -              -          (0.49)
                                                    --------       --------       --------       --------
    Fully diluted income (loss) per share          $   (1.81)     $   (1.81)     $   (3.67)     $   (3.09)
                                                    ========       ========       ========       ========

1)        The assumed exercise of options and common stock equivalents which are anti-dilutive are not included in the computation and presentation of primary earnings per share.

2)        The assumed exercise of options and conversion of preferred stock are anti-dilutive but are included in accordance with
          Regulation S-K Item 601(b)(11).